Exhibit 5.1
April 28, 2009
The York Water Company
130 East Market Street
York, PA 17401

Re:	The York Water Company, Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to The York Water Company, a Pennsylvania corporation (the “Company”), in connection with the filing of the referenced Registration Statement under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale from time to time of up to 2,000,000 shares of Common Stock, without par value, of the Company (“Common Stock”).
In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation of the Company, as amended (the “Articles”), (ii) the By-Laws of the Company, as amended (the “By-Laws”), (iii) certain resolutions of the Company’s Board of Directors (the “Board”) relating to the Registration Statement and (iv) such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
Based upon the foregoing, we are of the opinion that, when (a) the Board has taken all necessary action to approve the issuance and sale of shares of Common Stock (the “Registered Shares”), the terms of the offering thereof and related matters, (b) the Registered Shares have been duly authorized in accordance with the Articles, By-Laws and applicable Pennsylvania law and (c) the Registered Shares have been issued and delivered in accordance with the terms of an applicable definitive purchase, underwriting or other agreement approved by the Board, upon payment (or delivery) of the consideration therefor provided for therein, the Registered Shares will be validly issued, fully paid and non-assessable.
The opinions expressed herein are subject to the following limitations, qualifications and assumptions:
          A. For the purposes of the opinions expressed above, we have assumed that (1) the Registration Statement, and any amendments thereto (including post-effective amendments), will

The York Water Company
April 28, 2009

have become effective and such effectiveness shall not have been terminated or rescinded; (2) a prospectus supplement will have been prepared and filed with the SEC describing the Registered Shares offered thereby and will comply with all applicable laws; and (3) all Registered Shares will have been issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner described in the Registration Statement and the applicable prospectus supplement.
          B. The opinions expressed herein are limited to the laws of the Commonwealth of Pennsylvania.
We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP